Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-42420, 333-87937 and 333-101851 on Form S-3 and Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 33-63061, and 33-37293 on Form S-8 of ConAgra Foods, Inc. and subsidiaries of our reports dated July 26, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to change in methods of accounting for variable interest entities and asset retirement obligations in 2004, goodwill and other intangible assets in 2003 and derivative instruments and other hedging activities in 2002), appearing in and incorporated by reference in this Annual Report on Form 10-K of ConAgra Foods, Inc. and subsidiaries for the year ended May 30, 2004.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Omaha, Nebraska
August 5, 2004

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